Exhibit 99.1

FOR IMMEDIATE RELEASE: NOVEMBER 14, 2013

Salon Media Group Reports Second Quarter Fiscal 2014 Results

Strong Increase in Revenue Reported

NEW YORK, NY (November 14, 2013). Salon Media Group, Inc. (OTCQB: SLNM) today announced its results for the three months and six months ended September 30, 2013. Net revenue from continuing operations for the quarter ended September 30, 2013, was $1.6 million, an increase of 83% from the same period last year. For the six months ended September 30, 2013, net revenue was $2.8 million, an increase of 63% versus the same period last year.

Continued robust traffic at Salon.com resulted in $1.4 million in advertising revenues for the three months ended September 30, 2013, a 75% increase compared to the same period last year. For the six month period, ad revenues were $2.6 million, or an increase of 73% compared to the same period in the prior year. The improvement in the current quarter stemmed primarily from increased advertising sold by Salon’s internal sales team, which rose 125% to $0.9 million for the three months ended September 30, 2013 as compared to the three months ended September 30, 2012. This compares to the June 2013 quarter when the growth in advertising stemmed primarily from a dramatic increase in remnant ad sales which were $0.6 million for the June 2013 quarter.

Operating expenses for the three months ended September 30, 2013 rose 21% to $2.0 million compared to the same period last year. The $0.3 million increase resulted primarily from higher stock compensation costs and commissions paid to the advertising sales team. The company’s loss from operations for the September 2013 quarter declined to $0.5 million, a 43% reduction from the $0.8 million loss for the same period last year.

Overall, Salon has been able to achieve revenue growth without a corresponding increase in operating expenses. Excluding the impact of discontinued operations, operating expenses for the six months ended September 30, 2013 declined 2% to $3.9 million compared to the same period last year. The $0.1 million decrease resulted primarily from tight control of expenses. Controlling the increase in expenses helped to narrow the company’s loss from continuing operations to $1.2 million for the six months ended September 30, 2013, a 52% reduction from the $2.4 million loss for the same period last year.

An important factor in increasing advertising revenues in future periods is growth in Salon’s audience, as measured by monthly unique traffic growth. Salon.com’s traffic in the second quarter ended September 30, 2013 increased 8% compared to the same 2012 quarter and was consistent with June 2013 quarter, according to data compiled by Google Analytics. However, unique visitors in the quarter ended September 2012 included traffic to an affiliated website that has since been shut down. Excluding the traffic from the affiliated website, unique visitors to the Salon.com website in the quarter ended September 2013 increased 67% compared to the September 2012 quarter, pointing to consistent growth in readership at the core brand.

Salon also experienced a 90% increase in mobile browser traffic in the September 2013 quarter, compared to the same quarter last year. With 40% of users visiting the Website from mobile devices, a significant shift is underway in the platforms from which users access our content. The entire company is focused on providing the best possible experience on mobile, from content delivery to unique advertising implementations.

Social referral traffic was also strong, growing 9% in the September 2013 quarter versus the June 2013 quarter, and 88% compared to the same period in the prior year.  Facebook continues to be the largest social referral, and grew 9% compared to the June 2013 quarter and 83% versus the September 2012 quarter.  Twitter also saw rapid growth in referrals with an increase of 19% compared to the June 2013 quarter, and 152% compared to the September 2012 quarter.

"Salon has continued to make progress in the September quarter towards achieving a sustainable and profitable business," said Cynthia Jeffers, CEO and CTO of Salon Media Group. "The recent strong growth in advertising revenue was the result of our innovative advertising campaigns, a focus on improving the user experience across platforms, and our ongoing pursuit of excellence in journalism."

About Salon Media Group

Salon Media Group (OTCQB: SLNM.PK) operates the pioneering, award-winning news site, Salon.com. Salon.com covers breaking news, politics, culture, technology and entertainment through investigative reporting, fearless commentary and criticism, and provocative personal essays. Salon.com has been a leader in online media since the dawn of the digital age and has bureaus in San Francisco, New York City and Washington D.C.

Forward Looking Statements

This press release for the quarter and six months ended September 2013 contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, including, but not limited to, statements regarding our traffic, strategy, plans, objectives, expectations, intentions, financial performance, financing, economic conditions, on-line advertising, market performance, and revenue sources constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Our dependence on advertising sales for significant revenues
●	Our cash flows may not meet expectations
●	Our ability to control our expenses
●	Our reliance on related parties for significant operating and investment capital
●

Our principal stockholders exercise a controlling influence over our business affairs and may make business decisions with which non-principal stockholders disagree and may affect the value of their investment

●	The impact of controversial content on our website
●	Our ability to promote the Salon brand to attract and retain users, advertisers and strategic partners
●	Our ability to increase referrals from our social media presence
●	Our technology development efforts may not be successful in improving the functionality of our network

This press release should be read in conjunction with our annual report on Form 10-K for the fiscal year ended March 31, 2013, filed with the SEC on June 26, 2013, and our quarterly report on Form 10-Q for the quarter and six months ended September 30, 2013, filed with the SEC on November 14, 2013, including the “Risk Factors” set forth in such reports, and our other reports currently on file with the Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results. We do not undertake to update any forward-looking statements except as otherwise required by law.

INVESTOR RELATIONS CONTACT:

Elizabeth Hambrecht

870 Market Street, Suite 528

San Francisco, CA 94102

(415) 645-9225

 SALON MEDIA GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and par value amounts)

	September 30,	March 31,
	2013	2013 (1)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$17	$96
Accounts receivable, net of allowance of $60 and $62	1,392	720
Prepaid expenses and other current assets	200	318
Total current assets	1,609	1,134
Property and equipment, net	57	58
Other assets, principally deposits	97	107
Total assets	$1,763	$1,299
Liabilities and Stockholders' Deficit
Current liabilities:
Short-term borrowings	$1,000	$1,000
Related party advances	1,641	9,171
Accounts payable and accrued liabilities	1,158	1,128
Deferred revenues	-	15
Total current liabilities	3,799	11,314

Deferred rent	2	12
Total liabilities	3,801	11,326
Commitments and contingencies

Stockholders’ deficit:
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, 1,075 shares issued and outstanding at September 30, 2013 and 8,141 shares issued and outstanding at March 31, 2013 (liquidation value of $9,699 at September 30, 2013)	-	-
Common stock, $0.001 par value, 150,000,000 shares authorized, 76,245,442 shares issued and outstanding at September 30, 2013 and 30,000,000 shares authorized, 29,573,265 shares issued and outstanding at March 31, 2013	76	30
Additional paid-in capital	115,520	106,408
Accumulated deficit	(117,634)	(116,465)
Total stockholders' deficit	(2,038)	(10,027)
Total liabilities and stockholders' deficit	$1,763	$1,299

(1)Derived from the Company’s audited consolidated financial statements.

  SALON MEDIA GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenue, net	$1,563	$853	$2,760	$1,689

Operating expenses:
Production and content	856	747	1,666	1,681
Sales and marketing	489	369	904	802
Technology	378	349	758	627
General and administrative	311	221	582	658
Separation expenses	-	-	-	218

Total operating expenses	2,034	1,686	3,910	3,986

Loss from operations	(471)	(833)	(1,150)	(2,297)
Interest income (expense)	(10)	(69)	(19)	(128)
Loss from continuing operations	(481)	(902)	(1,169)	(2,425)
Income from discontinued operations	-	242	-	233
Net loss	$(481)	$(660)	$(1,169)	$(2,192)

Basic and diluted net loss per share
Loss from continuing operations	$(0.01)	$(0.27)	$(0.02)	$(0.74)
Income from discontinued operations	-	0.07	-	0.07
Net loss	$(0.01)	$(0.20)	$(0.02)	$(0.67)

Weighted average shares used in computing basic and diluted net loss per share	76,231	3,283	71,613	3,283